CERTIFICATE OF DESIGNATION, PREFERENCES,

AND RIGHTS OF

SERIES B CONVERTIBLE PREFERRED STOCK

OF

OPTIMIZERx CORPORATION

OptimizeRx Corporation, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to authority conferred on the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, as amended, and pursuant to the provisions of the Nevada Revised Statutes, the Board of Directors duly adopted a resolution as of June 3, 2010, providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of one thousand (1,000) shares of the Corporation’s Preferred Stock, which resolution is as follows:

            RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Articles of Incorporation, as amended, of the Corporation, the Board hereby provides for the issue of a series of Preferred Stock, par value $.001 per share, to be designated Series B Convertible Preferred Stock of the Corporation (the “Series B Preferred Stock”), consisting of one thousand (1,000) shares, and hereby fixes such designation and number of shares, and the powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof as set forth below, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Nevada a Certificate of Designation, Preferences, and Rights of the Series B Convertible Preferred Stock (the “Certificate”), as such officer or officers shall deem necessary or advisable to carry out the purposes of this Resolution.

The preferences, privileges and restrictions granted to or imposed upon the Corporation’s Series B Preferred Stock, or the holders thereof, are as follows:

1.
Designation.  This series shall be designated as Series B Convertible Preferred Stock (the “Series B Preferred Stock”), to consist of One Thousand (1,000) shares, par value $.001 per share, with a mandatory redemption date of June 30, 2011 (the “Maturity Date”).

2.
Rank.  The Series B Preferred Stock shall rank (i) prior to the Corporation’s common stock, par value $.001 per share (the “Common Stock”); (ii) prior to any class or series of capital stock of the Corporation hereafter created that does not, by its terms, rank senior to or pari passu with the Series B Preferred Stock (each security described in (i) through (ii), a “Junior Security” and collectively, the “Junior Securities”); (iii) pari passu with the Series A Convertible Preferred Stock, par value $.001 per share, of the Corporation (the “Series A Preferred Stock”), any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks on parity with the Series B Preferred Stock (the “Pari Passu Securities”); and (iv) junior to any class or series of capital stock of the Corporation hereafter created that, by its terms, ranks senior to the Series B Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary and payment of dividends on shares of equity securities.  For purposes of this Certificate of Designation, “Issuance Date” means, with respect to any share of the Corporation’s capital stock, the date such share was originally issued by the Corporation.  The Issuance Date shall be deemed to be the date on which the Corporation initially issues a share regardless of the number of transfers of such share recorded on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share.

3.	Stated Value. The stated value of the Series B Preferred Stock shall be One Hundred Thousand Dollars ($100,000) per share (the “Stated Value”).

4.	Cumulative Preferred Dividends.

4.1
Before any dividends shall be paid or set aside for payment on any Junior Security of the Corporation, each holder of the Series B Preferred Stock (each a “Holder” and collectively, the “Holders”) shall be entitled to receive dividends payable on the Stated Value of the Series B Preferred Stock at a rate of 10% per annum, which shall be cumulative, accrue daily from the Issuance Date and be due and payable on the first day of September and February of each year (each a “Dividend Date”). Such dividends shall accrue whether or not declared, and the accumulation of unpaid dividends shall bear interest at a rate of 10% per annum.  If a Dividend Date is not a business day, then the dividend shall be due and payable on the business day immediately following such Dividend Date.

4.2
Dividends on the Series B Preferred Stock are payable, at the Corporation’s option in (a) cash or (b) shares of the Corporation’s Common Stock that are eligible for public resale by the Holder under an effective registration statement covering such shares; provided, however, the Corporation shall not be permitted to issue registered shares of Common Stock as dividend payments in the event that the Market Price (defined below) is less than $0.50.  The Corporation shall provide irrevocable written notice to the Holder of the form of the dividend payment at least thirty (30) days prior to a Dividend Date.  If no such notice is provided at least thirty (30) days prior to a Dividend Date, the Corporation must make the dividend payment in cash.  In addition, the Corporation must make dividend payments in cash if it is unable to make dividend payments in shares of Common Stock that are eligible for public resale by the Holder under an effective registration statement covering such shares.  The number of shares of Common Stock to be issued as payment of a dividend shall be determined by dividing (i) the total amount of the dividend to be paid in Common Stock by (ii) ninety percent (90%) of the Market Price (as defined below) of the Corporation’s Common Stock for the five (5) days immediately preceding the applicable ex-dividend date.

4.3
The term “Market Price” means, for any date, (i) the average closing price of the Common Stock for the five-(5) day period prior to such date on the OTC Bulletin Board as reported by Bloomberg Financial L.P. (based on a trading day from 9:30 a.m. Eastern Time to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by the Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the average closing price of the Common Stock for the five-(5) day period prior to such date so reported; or (iii) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser or other Eligible Market on which the Common Stock trades selected in good faith by the Holder and reasonably acceptable to the Corporation.

4.4
Dividends shall be payable to holders of record, as they appear on the stock books of the Corporation on such record dates as may be declared by the Board of Directors, not more than sixty (60) days, nor less than ten (10) days preceding the payment dates of such dividends.  If the dividend on the Series B Preferred Stock shall not have been paid or set apart in full for the Series B Preferred Stock when payable, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividends shall be paid upon or set apart for, or any other distributions paid made on, or any payments made on account of the purchase, redemption or retirement of, the Common Stock or any other Junior Security.  When dividends are not paid in full upon the shares or fractions of a share of Series B Preferred Stock and any other Pari Passu Security, all dividends declared upon this series and any other Pari Passu Security shall be declared, pro rata, so that the amount of dividends declared per share or fraction of a share on this Series B Preferred Stock and such other Pari Passu Security shall in all cases bear to each other the same rates that accrued dividends per share on the shares of Series B Preferred Stock and such other Pari Passu Security bear to each other.

5.
Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary (each of which is hereinafter referred to as a “Liquidation Event”), and before any distribution shall be made to the holders of any shares of any Junior Security of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to the Stated Value of the Series B Preferred Stock plus the aggregate amount of accumulated but unpaid dividends on each share of Series B Preferred Stock.  If, upon a Liquidation Event, the assets of the Corporation, or proceeds thereof, to be distributed among the holders of the Series B Preferred Stock are insufficient to permit payment in full to such Holders of the aggregate amount that they are entitled to be paid by their terms, then the entire assets, or proceeds thereof, available to be distributed to the corporation’s stockholders shall be distributed to the holders of the Series B Preferred Stock ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. Prior to the Liquidation Event, the corporation shall declare for payment all accrued and unpaid dividends with respect to the Series B Preferred Stock but only to the extent of funds of the Corporation legally available for the payment of dividends.  For the purpose of this Section 5, a consolidation or merger of the Corporation with any other corporation, or the sale, transfer or lease of all or substantially all of its assets, shall not constitute or be deemed a Liquidation Event.

6.	Voting Rights.

6.1
So long as any shares of Series B Preferred Stock are outstanding, the holders of outstanding shares of Series B Preferred Stock shall, voting together as a separate class, be entitled to elect the number of Directors on the Corporation’s Board of Directors (the “Series B Directors”) that is determined using the following formula, rounded up:

X=D [B+C]
              O

Where
X = the number of Series B Directors.  In the event that the calculation of the number “X” includes a fraction, the number X shall be rounded up or down as follows: fractions 0.5 and higher would be rounded up to the nearest whole number and fractions lower than 0.5 would be rounded down to the nearest whole number.

D = the then-current total number of Directors of the Corporation.

B = the then-current total number of shares of Common Stock underlying all of the outstanding shares of Series B Preferred Stock.

C = the then-current total number of shares of Common Stock held by all Holders of Series B Preferred Stock.

O = the then-current total number of shares of the Corporation’s Common Stock issued and outstanding.

6.2
The Series B Directors shall be elected by a plurality vote of holders of Series B Preferred Stock, with the elected candidates being the individuals receiving the greatest number of affirmative votes (with each holder of Series B Preferred Stock entitled to cast one vote for or against each candidate with respect to each share of Series B Preferred Stock held by such holder) of the outstanding shares of Series B Preferred Stock, with votes cast against such candidate and votes withheld having no legal effect.  The election of the Series B Directors shall occur:

                                            (1)           at the annual meeting of holders of capital stock;

(2)	at any special meeting of holders of capital stock if such meeting is called for the purpose of electing directors;

(3)	at any special meeting of holders of Series B Preferred Stock called by holders of not less than a majority of the outstanding shares of Series B Preferred Stock; or

(4)	by the written consent of holders of the outstanding shares of Series B Preferred Stock entitled to vote for a Series B Director in the manner and on the basis specified above.

If, at any time when the holders of Series B Preferred Stock are entitled to elect Series B Directors, a Series B Director should cease to be a Director for any reason, the vacancy shall be filled only by the vote or written consent of the holders of the outstanding shares of Series B Preferred Stock, voting together as a separate class, in the manner and on the basis specified above or as otherwise provided by law.  The holders of outstanding shares of Series B Preferred Stock, may, in their discretion, determine not to elect the full number of Series B Directors as provided herein from time to time, and during any such period the Board nonetheless shall be deemed duly constituted.

6.3
Except as otherwise required by law, the Holders of shares of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Corporation and shall have such number of votes equal to the number of shares of Common Stock into which such Holders’ shares of Series B Preferred Stock are convertible pursuant to the provisions hereof and subject to the limitations on conversion contained herein, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise required by law, the holders of shares of Series B Preferred Stock and Common Stock shall vote together as a single class, and not as separate classes.

6.4
In the event that the Holders of the Series B Preferred Stock are required to vote separately as a class, the affirmative vote of holders of a majority of the outstanding shares of Series B Preferred Stock shall be required to approve each such matter to be voted upon, and if any matter is approved by such requisite percentage of holders of Series B Preferred Stock, such matter shall bind all Holders of Series B Preferred Stock.

7.	Conversion Rights.

7.1	Conversion.

(a)
Optional Conversion.  Each share of Series B Preferred Stock shall be convertible at the option of the Holder into that number of shares of Common Stock of the Corporation equal to (a) the Stated Value of such share of Series B Preferred Stock divided by (b) a per share price of the Common Stock of $1.50 per share (the “Conversion Price”).   A Holder may effect a conversion under this Section 7.1 at any time after the earlier of (x) the time that the United States Securities and Exchange Commission declares effective a registration statement registering the shares of Common Stock to be sold by the Holder that underlie the shares of Series B Preferred Stock held by such Holder (the “Conversion Shares”) and (y) the time such Conversion Shares are eligible for resale by the Holder pursuant to Rule 144 under the Securities Act of 1933, as amended, (the “Conversion Eligibility Date”) The Conversion Price is subject to adjustment as hereinafter provided, at any time or from time to time upon the terms and in the manner herein after set forth in Paragraph 7.3.

(b)	Forced Conversion.

(i)
If after the Conversion Eligibility Date the Market Price for the Common Stock for any ten (10) consecutive Trading Days exceeds $2.00 (subject to adjustment for reverse and forward stock splits, stock combinations and other similar transactions of the Common Stock that occur after the date hereof) and the average daily trading volume for the Common Stock during such ten-(10) day period exceeds 100,000 shares (such period the “Threshold Period”), the Corporation may, at any time after the fifth (5th) Trading Day after the end of any such period, deliver a notice to the Holder (a “Forced Conversion Notice” and the date such notice is received by the Holder, the “Forced Conversion Notice Date”) to cause the Holder to immediately convert all and not less than all of the Stated Value of the shares Held by such Holder plus accumulated and unpaid dividends at the then current Conversion Price (a “Forced Conversion”). The Corporation may only effect a Forced Conversion Notice if all of the conditions specified in Subsection (b)(i) below are met through the applicable Threshold Period until the date of the applicable Forced Conversion and through and including the date such shares of Common Stock are issued to the Holder.

(ii)
The Corporation may effect a Forced Conversion if at such time the conditions below are satisfied: (A) there is an effective registration statement covering the resale of the shares of Common Stock issuable on conversion of the shares of Series B Preferred Stock held by the Holder, or, alternatively, such shares are saleable by the Holder under the provisions of Rule 144 promulgated under the Securities Act of 1933, as amended (“Rule 144”), without regard to the volume or manner of sale limitations contained therein (and, if requested by the Holder, legal counsel to the Corporation provides a legal opinion to the Holder that such shares may be so resold by the Holder under Rule 144), and (B) the Common Stock of the Corporation, including the Conversion Shares to be issued on the Forced Conversion Date, are eligible for trading on a market tier of the OTC or other Eligible Market.

7.2	Conversion Procedures.

(a)
In order to convert any share of Series B Preferred Stock into Common Stock, the holder thereof shall (i) surrender the certificate or certificates for such shares of Series B Preferred Stock, duly endorsed to the Corporation or in blank, to the Corporation at its principal office or at the office of the transfer agent maintained for such purposes, (ii) give written notice to the Corporation at such office that such Holder elects to convert such shares of Series B Preferred Stock, in the same form as Exhibit I (the “Conversion Notice”)  and (iii) state in writing therein the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  Each conversion shall be deemed to have been effected at the close of business on the date on which the Corporation or such transfer agent shall have received such surrendered Series B Preferred Stock certificate(s), and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the record holder or holders of the shares represented thereby on such date (the “Conversion Date”).  No fractional shares or scrip representing fractional shares will be issued upon any conversion, but an adjustment in cash will be made, in respect of any fraction of a share which would otherwise be issuable upon the conversion of the Series B Preferred Stock.

(b)
Upon receipt by the Corporation of copy of a Conversion Notice, as shown in Exhibit I, the Corporation shall (i) as soon as practicable, but in any event within one (1) Trading Day after receipt of such Conversion Notice, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Corporation’s transfer agent, which confirmation shall constitute an instruction to the transfer agent to process such Conversion Notice in accordance with the terms herein. Not later than three (3) Trading Days after any Conversion Date (the “Delivery Date”), the Corporation or its designated transfer agent, as applicable, shall (A) issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the holder or its designee, for the number of shares of Common Stock to which the holder shall be entitled, or (B) provided the transfer agent is participating in The Depository Trust Corporation (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system.  If the number of shares of Series B Preferred Stock represented by the Series B Preferred Stock Certificate(s) submitted for conversion, is greater than the number of shares of Series B Preferred Stock being converted, then the Corporation shall, as soon as practicable and in no event later than three (3) Trading Days after receipt of the Series Preferred Stock Certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, issue and deliver to the holder a new Series B Preferred Stock Certificate representing the number of shares of Series B Preferred Stock not converted.  If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the Delivery Date, the Holder shall be entitled by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the Series B Preferred Stock Certificate(s) tendered for conversion, whereupon the Corporation and the Holder shall each be restored to their respective positions immediately prior to the delivery of such notice of revocation, except that any amounts described in Sections 7.2(c) and (d) shall be payable through the date notice of rescission is given to the Corporation.

(c)
The Corporation understands that a delay in the delivery of the shares of Common Stock upon conversion of Series B Preferred Stock beyond the Delivery Date could result in economic loss to the Holder.  If the Corporation fails to deliver to the Holder such shares via DWAC or a certificate or certificates pursuant to this Section by the Delivery Date, the Corporation shall pay to the Holder, in cash, as partial liquidated damages and not as a penalty, for each $500 of Series B Preferred Stock to be converted  (based on the Stated Value), $10 per Trading Day (increasing to $15 per Trading Day five (5) Trading Days after such damages have begun to accrue and increasing to $20 per Trading Day ten (10) Trading Days after such damages have begun to accrue) for each Trading Day after the Delivery Date until such Common Stock certificate is delivered.  Notwithstanding the foregoing, the Holder shall not be entitled to the damages set forth herein for the delay in the delivery of the shares of Common Stock upon conversion of the Series B Preferred stock, if such delay is due to causes which are beyond the reasonable control of the Corporation, including, but not limited to, acts of God, acts of civil or military authority, fire, flood, earthquake, hurricane, riot, war, terrorism, sabotage and/or governmental action, provided that the Corporation: (i) gives the Holder prompt notice of each such cause; and (ii) uses reasonable efforts to correct such failure or delay in its performance.  Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates, and the Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. Notwithstanding anything to the contrary contained herein, the Holder shall be entitled to withdraw a Conversion Notice, and upon such withdrawal the Corporation shall only be obligated to pay the liquidated damages accrued in accordance with this Section through the date the Conversion Notice is withdrawn.

(d)
In addition to any other rights available to the Holder, if the Corporation fails to cause its transfer agent to transmit to the Holder a certificate or certificates representing the shares of Common Stock issuable upon conversion of the Series B Preferred Stock on or before the Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock which the Holder anticipated receiving upon such conversion (a “Buy-In”), then the Corporation shall (1) pay in cash to the Holder the amount by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (A) the number of shares of Common Stock issuable upon conversion of the Series B Preferred Stock that the Corporation was required to deliver to the Holder in connection with the conversion at issue times (B) the price at which the sell order giving rise to such purchase obligation was executed, and (2) at the option of the Holder, either reinstate the portion of the Series B Preferred Stock and equivalent number of shares of Common Stock for which such conversion was not honored or deliver to the Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations hereunder.  For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (1) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Corporation.  Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of Series B Preferred Stock as required pursuant to the terms hereof.

7.3	Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment from time to time as follows:

(a)
Adjustment of Conversion Price upon Issuance of Common Stock.  Except with respect to an Permitted Issuance (defined below) the Corporation issues or sells, or in accordance with this Section 7.3(a) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Corporation) for a consideration per share (the “New Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such issue or sale (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to the New Issuance Price.  For purposes of determining the adjusted Conversion Price under this Section 7(a), the following shall be applicable:

(i)
Issuance of Options.  If the Corporation in any manner grants or sells any Options (defined below) and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities (defined below) issuable upon exercise of such Option is less than the Applicable Price, then all of such shares of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the granting or sale of such Option for such price per share.  For purposes of this Section 7.3(a)(i), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion or exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion or exchange or exercise of any Convertible Security issuable upon exercise of such Option.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange or exercise of such Convertible Securities.

(ii)
Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise thereof is less than the Applicable Price, then all shares of Common Stock issuable upon conversion of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this Section 7.3(a)(ii), the “lowest price per share for which one share of Common Stock is issuable upon such conversion or exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Corporation with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion or exchange or exercise of such Convertible Security.  No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion or exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or are to be made pursuant to other provisions of this Section 7(a), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(iii)
Change in Option Price or Rate of Conversion.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.  For purposes of this Section 7.3(a)(iii), if the terms of any Option or Convertible Security that was outstanding as of the Subscription Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change.  No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(iv)
Calculation of Consideration Received.  If any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the gross amount paid by the purchaser of such Common Stock, Options, or Convertible Securities, before any commissions, discounts, fees or expenses. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business (including goodwill) of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be.  If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for non-cash consideration, the consideration received therefore will be deemed to be the fair value of such non-cash consideration as determined in good faith by the Board of Directors of the Corporation.

(v)
Record Date.  If the Corporation takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(b)
Stock Dividends and Splits. If the Corporation, at any time while any Series B Preferred Stock is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(c)
Fundamental Transactions. If, at any time while Series B Preferred Stock is outstanding there is a Fundamental Transaction (defined below), then the Holder shall have the right thereafter to receive, upon conversion of Series B Preferred Stock, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of Common Stock then issuable upon conversion in full of Series B Preferred Stock held by such Holder (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of Series B Preferred Stock following such Fundamental Transaction. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (c) and insuring that the Series B Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(d)
Other Events.  If any event occurs of the type contemplated by the provisions of this Section 7.3 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Corporation’s Board of Directors in good faith will make an appropriate adjustment in the Conversion Price so as to be equitable under the circumstances and otherwise protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 7.3.

7.4
Written Instrument as to Adjustments.  Whenever the Conversion Price is adjusted as herein provided, an officer of the Corporation shall compute the adjusted Conversion Price in accordance with the foregoing provisions and shall prepare a written instrument setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based, and a copy of such written instrument shall forthwith be mailed to each Holder of record of the Series B Preferred Stock, and made available for inspection by the stockholders of the Corporation.

7.5
Reservation of Common Stock.  The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for the purpose of effecting the conversion of the shares of Series B Preferred Stock, an amount of Common Stock equal to one hundred percent (100%) of the aggregate number of shares of Common Stock then deliverable upon the conversion of all shares of Series B Preferred Stock then outstanding, and such shares shall be listed, subject to notice of issuance, on any stock exchange(s) on which outstanding shares of Common Stock may then be listed.

7.6
Payment of Taxes.  The Corporation will pay any and all taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of shares of Series B Preferred Stock pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series B Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

7.7	Ownership Cap and Certain Exercise Restrictions.

(a)
Notwithstanding anything to the contrary set forth in this Certification of Designations, at no time may a Holder of this Series B Preferred Stock convert this Series B Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however, that upon a Holder of this Series B Preferred Stock providing the Corporation with sixty-one (61) days notice (the “Waiver Notice”) that such Holder would like to waive this Section 7.7(a) with regard to any or all shares of Common Stock issuable upon conversion of this Series B Preferred Stock, this Section 7.7(a) will be of no force or effect with regard to all or a portion of the Series B Preferred Stock referenced in the Waiver Notice.

(b)
Notwithstanding anything to the contrary set forth in this Certificate of Designations, at no time may a Holder of this Series B Preferred Stock convert this Series B Preferred Stock to the extent that after giving effect to such conversion, the Holder (together with the Holder’s affiliates) would beneficially own (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to such conversion; provided, however that upon a Holder of this Series B Preferred Stock providing the Corporation  with a Waiver Notice that such Holder would like to waive this Section 7.7(b) with regard to any or all shares of Common Stock issuable upon conversion of the Series B Preferred Stock, this Section 7.7(b) shall be of no force or effect with regard to those shares of Series B Preferred Stock referenced in the Waiver Notice.

7.8
No Impairment.  The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of Sections 7.1 through 7.7 and in the taking of all such actions as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

8.	Other Rights.

8.1
Redemption Right.  No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Corporation shall deliver written notice thereof via facsimile and overnight courier to the Holder (a “Change in Control Notice”).  At any time during the period beginning after the Holder’s receipt of a Change of Control Notice and ending ten (10) Trading Days after the consummation of such Change of Control, the Holder may require the Corporation to redeem all or any portion of Series B Preferred Stock held by such Holder by delivering written notice thereof (“Change in Control Redemption Notice”) to the Corporation, which Change of Control Redemption Notice shall indicate the amount the Holder is electing to be redeemed.  Each share of Series B Preferred Stock subject to redemption pursuant to this Section 8.1 shall be redeemed by the Corporation in cash at a price equal to one hundred twenty percent (120%) of the Stated Value of the Series B Preferred Stock plus all accrued and unpaid dividends thereon at the time of such request.  Redemption of the Series B Preferred Stock under this Section may be made, at the Corporation’s option in (a) cash or (b) shares of the  Corporation’s Common Stock that are eligible for public resale by the Holder under an effective registration statement covering such shares; provided, however, the Corporation shall not be permitted to issue registered shares of Common Stock as dividend payments in the event that the Market Price is less than $0.50.  The number of shares of Common Stock to be issued as payment in redemption under this Section shall be determined by dividing (i) the total amount of the dividend to be paid in Common Stock by (ii) ninety percent (90%) of the Market Price of the Corporation’s Common Stock for the five (5) days immediately preceding the date of redemption.

8.2
Purchase Rights.  If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of Series B Preferred Stock (without taking into account any limitations or restrictions on the convertibility of Series B Preferred Stock) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

9.
Mandatory Conversion or Redemption at Maturity.  If any share of Series B Preferred Stock remains outstanding on Maturity Date, then the Corporation shall either, at the option of the Holder: (y) convert each such share at the Conversion Price as of the Maturity Date share without the Holder of such share being required to give a Conversion Notice on such Maturity Date; or (z) redeem each such share of Series B Preferred Stock for an amount in cash equal to its  Stated Value plus all accrued and unpaid dividends thereon.

10.
Required Holder Approvals.  So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent) of the Holders of a majority of the then outstanding shares of Series B Preferred Stock: (a) amend the rights, preferences or privileges of the Series B Preferred Stock set forth in this Certificate of Designation, (b), amend or waive any provision of its Certificate of Incorporation in a manner that would alter the rights, preferences or privileges of the Series B Preferred Stock, (c) create or issue any Senior Securities or Pari Passu Securities, or (d) enter into any agreement with respect to the foregoing clauses (a) through (c).

11.
Notice of Corporate Events.  If the Corporation (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Corporation, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Corporation, then the Corporation shall deliver to the Holders a notice describing the material terms and conditions of such transaction, at least 10 calendar days prior to the applicable record or effective date on which Common Stock would need to be owned in order to participate in or vote with respect to such transaction, and the Corporation will take all steps reasonably necessary in order to insure that the Holder is given the practical opportunity to convert its Series B Preferred Stock prior to such time so as to participate in or vote with respect to such transaction.

12.
Exclusion of Other Rights.  Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights other than those specifically set forth in this  resolution and in the Certificate of Incorporation, as amended.

13.
Status of Series B Preferred Stock Reacquired.  Shares of Series B Preferred Stock, which have been issued and reacquired in any manner shall (upon compliance with applicable provisions of the laws of the State of Nevada), be deemed to be canceled and have the status of authorized and unissued shares of the class of Preferred Stock issuable in series undesignated as to series and may be redesignated and reissued.

14.
Severability of Provisions.  If any right, preference or limitation of the Series B Preferred Stock set forth in this resolution is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

15.	Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

16.	Certain Definitions. For purposes of this Certificate, the following terms shall have the following meanings:

“Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors of the Corporation, pursuant to which the Corporation’s securities may be issued to any employee, consultant, officer or director for services provided to the Corporation.

“Change Of Control” means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Corporation’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Corporation.

“Convertible Securities” means any stock or other securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

“Eligible Market” means, The New York Stock Exchange, Inc., the Nasdaq Capital Market, the Nasdaq Global Market or the American Stock Exchange.

“Permitted Issuance” means the issuance by the Corporation of the following: (i) shares of Common Stock or Options issued or issuable in connection with any Approved Stock Plan, provided that the aggregate amount of Common Stock and Options issued and issuable under all such plans does not exceed ten percent (10%) of the then outstanding shares of Common Stock of the Corporation; (ii) shares of Common Stock issued upon conversion or exercise of any Options or Convertible Securities that are outstanding on the day immediately preceding the Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed on or after the Issuance Date to lower the conversion or exercise price thereof and so long as the number of shares of Common Stock underlying such securities is not otherwise increased; and (iii) shares of Common Stock issued in an underwritten public offering in which the gross cash proceeds to the Corporation (before underwriting discounts, commissions and fees) are at least $10,000,000.

“Fundamental Transaction” means that the Corporation shall, directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Corporation is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Corporation to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of either the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), (v) reorganize, recapitalize or reclassify its Common Stock or (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% of the aggregate Voting Stock of the Corporation.

“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Person” means an individual, a limited liability Corporation, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

“Trading Day” means any day on which the Common Stock is traded on the principal securities exchange or securities market on which the Common Stock is then traded.

“Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its duly authorized officer this 3rd day of June, 2010.

OPTIMIZERx CORPORATION

By:             /s/ H. David Lester
Name:        H. David Lester
Title:          Chief Executive Officer

EXHIBIT I

OPTIMIZERx CORPORATION

FORM OF CONVERSION NOTICE

Reference is made to the Certificate of Designation Designating the Series B Preferred Stock of OPTIMIZERx Corporation (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series B Preferred Stock, par value $.001 per share (the “Preferred Stock”), of OPTIMIZERx Corporation, a Nevada corporation (the “Corporation”), indicated below into shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation, by tendering the stock certificate(s) representing the share(s) of Preferred Stock specified below as of the date specified below.

Date to effect conversion:

Number of shares of Preferred Stock owned prior to conversion:

Number of shares of Preferred Stock to be converted:

Stated Value of shares of Preferred Stock to be converted:

Applicable Conversion Price:

Number of shares of Common Stock to be issued:

Number of shares of Preferred Stock owned subsequent to conversion:

[HOLDER]

By:___________________________________
Name:
Title: